Exhibit 99.1

Resources Global Professionals Announces 14% Increase in Quarterly Dividend and Dividend Payment Date

IRVINE, Calif.--(BUSINESS WIRE)--August 5, 2014--Resources Global Professionals (“RGP”), the operating subsidiary of Resources Connection, Inc. (NASDAQ: RECN), announced today that its Board of Directors has approved an $0.08 per share cash dividend to all shareholders of record on August 28, 2014 and is payable on September 25, 2014. The $0.08 per share dividend represents a 14% increase from the previous dividend of $0.07 per share.

“For the fourth year in a row I am pleased to announce that we have increased our quarterly dividend,” stated Tony Cherbak, president and chief executive officer of RGP. “Our business continues to provide the cash flows to balance returning capital to our shareholders through our dividend and stock repurchase programs while retaining our ability to invest in growth opportunities for our business.”

ABOUT RGP

RGP, the operating subsidiary of Resources Connection, Inc. (NASDAQ: RECN), is a multinational professional services firm that helps business leaders execute internal initiatives. Partnering with business leaders, we drive internal change across all parts of a global enterprise – accounting; finance; governance, risk and compliance; corporate advisory, strategic communications and restructuring; information management; human capital; supply chain management; healthcare solutions; and legal and regulatory services.

RGP was founded in 1996 within a Big Four accounting firm. Today, we are a publicly traded company with over 3,100 professionals, annually serving over 1,800 clients around the world from 68 practice offices.

Headquartered in Irvine, California, RGP has served 87 of the Fortune 100 companies.

The Company is listed on the NASDAQ Global Select Market, the exchange’s highest tier by listing standards. More information about RGP is available at http://www.rgp.com.

CONTACT:
for RGP
Analyst Contact:
Nate Franke, Chief Financial Officer
(US+) 1-714-430-6500 or nate.franke@rgp.com
or
Media Contact:
Michael Sitrick
(US+) 1-310-788-2850 or mike_sitrick@sitrick.com